UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2014

CommScope Holding Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 CommScope Place, SE, Hickory , North Carolina		28602
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	828-324-2200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On September 11, 2014, Thomas J. Manning was appointed to the Board of Directors of CommScope Holding Company, Inc. (the “Company”) and to the Board’s Audit Committee. Pursuant to the applicable independence requirements of the NASDAQ Stock Market and the Securities Exchange Act of 1934 (the “Exchange Act”), the Board has determined that Mr. Manning is independent of management and free from any material relationship with the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and its subsidiaries) that would interfere with the exercise of his independent judgment as a member of the Board or preclude Mr. Manning from serving as member of the Audit Committee. The Board has also determined that Mr. Manning is an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC, has the ability to read and understand fundamental financial statements and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of NASDAQ. Mr. Manning will serve as a Class I director, which class will stand for re-election at the 2017 annual meeting of stockholders. Upon the appointment of Mr. Manning to the Board’s three-person Audit Committee, Campbell R. Dyer will no longer serve as a member of that committee.

Mr. Manning, age 59, has been a Lecturer in Law at The University of Chicago Law School, teaching courses on corporate governance, private equity and U.S.-China relations, since July 2012. Mr. Manning is also a Senior Advisor to The Demand Institute, a joint venture of The Conference Board and The Nielsen Company, and an Affiliated Partner of Waterstone Management Group. Previously, he served as the Chief Executive Officer of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, a global private equity firm, from April 2010 to June 2012, Chief Executive Officer of Indachin Limited from October 2005 to March 2009, Chairman of China Board of Directors Limited from August 2005 to April 2010, and a senior partner with Bain & Company and a member of Bain’s China board and head of Bain’s information technology strategy practice in the Silicon Valley and Asia from August 2003 to January 2005. Prior to that, Mr. Manning served as Global Managing Director of the Strategy & Technology Business of Capgemini, Chief Executive Officer of Capgemini Asia Pacific, and Chief Executive Officer of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia from June 1996 to January 2003. Early in his career, Mr. Manning was with McKinsey & Company, Buddy Systems, Inc. and CSC Index. Mr. Manning is also a director of the following public companies: The Dun & Bradstreet Corporation and Clear Media Limited. He previously served as a director of iSoftStone Holdings Limited, Gome Electrical Appliances Company, AsiaInfo-Linkage, Inc. and Bank of Communications.

The Board has concluded that Mr. Manning should serve as a director because he brings significant expertise in technology and business operations and innovation on a global scale, has significant public company directorship and committee experience and has significant core business skills, including strategic planning, regulatory matters, partnerships and alliances and general corporate governance.

 Mr. Manning will participate in the Company’s Non-Employee Director Compensation Plan, including a pro-rated annual cash and equity retainer based on the date he joined the Board, as described in the Company’s registration statement on Form S-1 (the “S-1”). Mr. Manning also entered into the Company’s standard indemnification agreement, as described in the S-1.

There are no family relationships between Mr. Manning and any officer or other director of the Company or any related party transactions involving Mr. Manning. There is no arrangement or understanding between Mr. Manning and any other person pursuant to which he was selected as a director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.

September 11, 2014	By:	/s/Frank B. Wyatt, II

Name: Frank B. Wyatt, II
Title: Senior Vice President, General Counsel and Secretary